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              SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                  _______________________

                          FORM 8-K

                      CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  September 12, 2000


               Healthcomp Evaluation Services Corporation
         (Exact name of registrant as specified in its charter)

    Nevada                             0-28379                 88-0395372
(State or other jurisdiction of   Commission File No.     I.R.S. Employer
incorporation or organization)                          Identification Number)

          2001 Siesta Drive, Suite 302, Sarasota, Florida       34239
         (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:  (941) 925-2625




                              Not Applicable
(Former name or former address, if changed since last report)







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Item 5.   Other Events.

The continued operation and growth of the business of Healthcomp Evaluation Services Corporation (the "Company") is dependent upon the Company obtaining funding in appropriate amounts to meet its financial and operating objectives. As the Company has entered into new contracts for its health screening services, the Company has continued to seek financing to enable it to service its customers, to pursue acquisition opportunities and to grow its business. In connection with short-term bridge financing provided to the Company in July 2000, the Company issued a $500,000 promissory note, which bears interest at 12.5% per annum and had a maturity date of September 11, 2000 (the "Note").

In order to obtain sufficient funds necessary to repay the Note, together with accrued interest thereon, and to finance the Company's working capital requirements for the remainder of calendar year 2000, the Company has been pursuing various opportunities for debt financing and additional capital investment. To date, the Company has been unable to conclude any definitive agreements that would provide sufficient funds to satisfy its obligations under the Note and to provide sufficient working capital to finance and continue the Company's operations during the third and fourth quarters of 2000. As a result, the Company is currently in default under the Note, and may not be able to meet its other financial obligations or to continue its operations as currently structured.

The Company intends to continue to explore alternative sources of financing in order to meet its immediate cash requirements through additional borrowings or investments in equity; however, there can be no assurance that sources of funds will be available or, if available, whether the terms thereof will be acceptable or favorable to the Company. If the Company is unable to secure financing to satisfy its obligations under the Note and to satisfy its working capital requirements, the Company will face severe liquidity problems and will have to take immediate actions to restructure its operations, and to substantially reduce its operating expenses, in order to continue its business activities. There can be no assurance that any of the foregoing can be achieved.



                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCOMP EVALUATION SERVICES CORPORATION

By:    /s/ Thomas Hartnett
       -----------------------------
       Name:  Thomas Hartnett
       Title: Senior Vice President

Date:  September 12, 2000